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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Calloway's Nursery, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Calloway's Nursery, Inc. of our report dated November 16, 2001, with respect to the consolidated balance sheets of Calloway's Nursery, Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 Annual Report on Form 10-K of Calloway's Nursery, Inc.


                                    /s/ KPMG LLP
                                    KPMG LLP

Fort Worth, Texas
July 15, 2002